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                                                                EXHIBIT-99.B10



                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ



                              October 27, 1995




Kemper State Tax-Free Income Series
120 South LaSalle Street
Chicago, Illinois  60603

Ladies and Gentlemen:

        Reference is made to Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Kemper State Tax-Free Income Series (the "Fund") in connection with its proposed registration of units of beneficial interest, no par value ("Shares"), in the Kemper California Tax-Free Income Fund, the Kemper Florida Tax-Free Income
Fund, the Kemper New York Tax-Free Income Fund and the Kemper Texas Tax-Free Income Fund (the "Portfolios").

        We are counsel to the Fund and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purpose of this opinion. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

        Based upon the foregoing and upon the opinions dated October 28, 1991, February 20, 1991, November 18, 1985, and September 25, 1985 by Ropes & Gray of Boston, Massachusetts, we advise you and opine that (a) the Fund is a duly authorized and validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) upon the issuance of the Shares in accordance with the Fund's Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, the Shares will be legally issued and outstanding, fully paid and non-assessable (although shareholders of the Fund may be subject to liability under certain circumstances as described in the opinions from Ropes
& Gray).

        We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                           Very truly yours,

                                           /s/ Vedder, Price, Kaufman & Kammholz

                                           VEDDER, PRICE, KAUFMAN & KAMMHOLZ